United States
Securities and Exchange Commission
Washington, DC 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2011
FEDERAL SIGNAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-6003	36-1063330

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois	60523

(Address of Principal Executive Offices)	(Zip Code)
(630) 954-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 26, 2011, the Board of Directors of Federal Signal Corporation (the “Company”) awarded Mark D. Weber, the President of the Company’s Environment Solutions Group, a $10,000 increase in his annual base salary, and a one-time equity grant, valued at $50,000 consisting of:
(i)	Stock options, valued at $25,000 using the Black-Scholes option pricing model, to purchase 8,663 shares of the Company’s common stock at an exercise price of $6.09 per share, which is the closing price of the Company’s common stock as reported by the New York Stock Exchange (“NYSE”) on July 26, 2011. The options vest in three equal annual installments on the first three anniversaries of the date of the award; and

(ii)	4,105 shares of restricted common stock of the Company, valued at $25,000 based on the closing price of the Company’s common stock as reported by the NYSE on July 26, 2011. The shares of restricted stock fully vest on the third anniversary of the date of the award.
The equity grant and the increase to his annual base salary were awarded to Mr. Weber in light of his assumption of additional duties with respect to the Company’s subsidiary, Bronto Skylift, which is headquartered in Finland. The annual base salary increase is retroactive to January 25, 2011, which is the date Mr. Weber assumed additional responsibilities with respect to Bronto Skylift. In determining the increase to the annual base salary and the value of the equity award, the Board of Directors considered the recommendations of the Chief Executive Officer and obtained input from its outside compensation consultant. The equity grant was awarded under, and is subject to the terms and conditions of, the Company’s 2005 Executive Incentive Compensation Plan (2010 Restatement).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL SIGNAL CORPORATION
Date: July 28, 2011	By:	/s/ William G. Barker, III
William G. Barker, III
Senior Vice President and Chief Financial Officer

3